Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CVS Caremark Corporation:

We consent to the incorporation by reference in the Registration Statements Numbers 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470 and 333-141481 on Form S-8, and 333-143110 on Form S-3 of CVS Caremark Corporation of our reports dated February 27, 2007, with respect to the consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 30, 2006, and the related consolidated financial statement schedule, which reports appear or are incorporated by reference in the December 31, 2008 Annual Report on Form 10-K of CVS Caremark Corporation, and to the reference to our firm under the heading “Selected Financial Data” in the December 31, 2008 Annual Report on Form 10-K of CVS Caremark Corporation.

/s/ KPMG LLP

KPMG LLP

Providence, Rhode Island

February 26, 2009